Exhibit 10.2

TV18 HSN Employees Stock Appreciation Rights Scheme#

TV18 HSN Holdings Limited (“The Company”)

Stock Appreciation Rights Scheme

(“The Scheme”)

1.	Short Title and Commencement

1.1.	This Scheme shall be called the TV18 HSN Employees Stock Appreciation Rights Scheme.

1.2.	This Scheme applies only to the Eligible Employees of the Company or any of its Subsidiaries or Holding Companies.

1.3.	This Scheme shall come into effect from the date of approval of the Scheme by the Board or such other date as may be decided by the Board.

2.	Objective

The objective of the Scheme is to reward and motivate Eligible Employees by granting them Stock Appreciation Rights (“SARs”) in the Shares of the Company as per the Scheme. SARs under the Scheme shall be exercisable by the Eligible Employee, in accordance with the terms and conditions of the Scheme by issue of Shares or through cash settlement as may be determined by the Compensation Committee whether directly or through a trust.

3.	Definitions

3.1.	“Acquisition” means any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% (fifty percent) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or any transaction or series of related transactions to which the Company is a party in which in excess of 50% (fifty percent) of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company;

3.2.	“Beneficiary” means the person, persons, trust or trusts designated by a Eligible Employee entitled to SARs under this Scheme, or in the absence of any designation by the Eligible Employee, a person who is entitled by the will of the Eligible Employee to receive the benefits specified in the Scheme if the Eligible Employee dies and includes the Eligible Employee’s executors or administrator if no other beneficiary is designated and able to act under the circumstances.

3.3.	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

3.4.	“Company” shall mean TV18 HSN Holdings Limited.

3.5.	“Control” means the direct or indirect control of more than 50% of the Voting Rights.

3.6.	“Compensation Committee” means a committee of the Board of Directors as duly constituted by the Board.

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3.7.	“Employee” means

(a)	A permanent employee of the Company whether working in India or outside India; or

(b)	A director of the Company, whether a whole time director or not; or

(c)	An employee as defined in Clause (a) or (b) above, of a Subsidiary or of a Holding Company, whether in India or outside India, of the Company.

3.8.	“Eligible Employee” means an Employee who receives an offer from the Compensation Committee to participate in the Scheme.

3.9.	“Exercise” means the exercise by the Eligible Employee of the SARs held by him in pursuance of the Scheme.

3.10.	“Exercise Price” means the price as may be determined by the Compensation Committee for any Eligible Employee.

3.11.	“Financial Year” means the period beginning from April 1 and ending on to March 31 of next year.

3.12.	“IPO” means initial public offering and sale of the Shares according to a time schedule and in such global capital market or markets as the Board of Directors may determine;

3.13.	“Liquidity Event” means an IPO of the Company or an Acquisition of the Company, whichever is earlier;

3.14.	“Market Price” means the Volume Weighted Average Price (“VWAP”) on the stock exchange on which the Shares are listed for 5 trading days immediately date preceding the exercise of the SARs. In case a Liquidity Event is achieved on an Acquisition as defined in Clause 3.1, the price offered pursuant to such Acquisition.

3.15.	“Holding Company” means a company which owns and controls another company.

3.16.	“Share” or “Shares” means ordinary shares of the Company, with a nominal par value as appearing in the Company’s books. It shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying equity shares or securities convertible into equity shares.

3.17.	“Stock Appreciation Right” means the right to receive, in the form of Share or cash at the discretion of Compensation Committee, the difference in the Market Price between the date of Exercise (subject to Clause 5.4(e)) and the Exercise Price, in respect of a certain number of Stock Appreciation Right.

3.18.	“Subsidiary” means a company wholly owned or under the Control of another company.

3.19.	“Voting Rights” means the voting rights of the members of a company generally or the right to appoint and remove the directors of a company.

3.20.	“Year” means a period of 12 months.

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4.	Recommendation and Approval

(a)	All Employees working in managerial capacity and such other roles as may be decided by the Compensation Committee would be eligible to receive SARs under this Scheme.

(b)	In determining the appraisal process and the number of SARs to be granted, the Compensation Committee shall consider the following, based on, inter alia, the information received from the respective departmental head/ immediate supervisor/ group of supervisors:

•	performance of the Employee;

•	position and responsibilities of the Employee;

•	the nature of the Employee’s services to the Company or its Holding Company or Subsidiary;

•	the period for which the Employee has rendered his services to the Company or its Holding Company or Subsidiary; and

•	the Employee’s present and potential contribution to the success of the Company or its Holding Company or Subsidiary.

5.	The Scheme

5.1	Grant

The Eligible Employee shall be entitled to such number of SARs approved by the Compensation Committee in their meeting which are offered to the Eligible Employee and accepted by him.

The maximum number of SARs which may be offered under this Scheme shall be restricted to 2,733,482. This limit may be appropriately enhanced by the Compensation Committee in case of any share split/ bonus issue/ merger or restructuring plan/ other corporate action necessitating such enhancement by the Company.

5.2	Exercise Price

The Exercise Price for the SARs shall be decided by the Compensation Committee. However, the Exercise Price shall not be lower than nominal par value as appearing in the Company’s books.

5.3	Vesting of SARs

The SARs granted pursuant to the Scheme shall vest with the Eligible Employees 25% each Year ie the entire SARs granted shall vest proportionately over a period of 4 years from date of grant. However, the Compensation Committee will be entitled to grant SARs with different provisions for vesting as it deems fit for different employees.

5.4	Exercise of SARs

(a)	SARs granted under the Scheme and vested with the Eligible Employee shall be exercisable only within the Exercise Period (as defined hereinafter) post the occurrence of a Liquidity Event. All SARs not exercised within the Exercise Period shall automatically lapse.

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(b)	Exercise Period: SARs granted under the Scheme shall be exercisable in the manner detailed hereunder:

•

In case the Liquidity Event is achieved pursuant to Clause 3.1 of the Scheme, all SARs vested in the hands of the Eligible Employees on the date of such Liquidity Event shall be mandatorily exercised irrespective of Exercise Period. Further, the Company undertakes that in such an event, it shall ensure that the prospective purchaser (s) also acquires all vested SARs on the date of the Liquidity Event at the same price as being offered pursuant to the Acquisition. It is hereby clarified that all unvested SARs on the date of such Acquisition shall automatically lapse.

•

In case the Liquidity Event is achieved pursuant to Clause 3.12 of the Scheme, the Eligible Employees shall be entitled to exercise all vested SARs within a period of 48 months from the date the Shares are first traded on a stock exchange (“Listing Date”) pursuant to an IPO under Clause 3.12. Further, all unvested SARs granted to the Eligible Employees on the Listing Date, can be exercised within a period of 48 months from the vesting date and in case of graded vesting, from each such vesting date.

(c)	SARs may be exercised in whole or in part by filing a written notice of the intent to exercise the SARs granted under this Scheme with the Compensation Committee.

(d)	Upon exercise of SARs, the difference between the Market Price on the date of exercise (subject to Clause 5.4(e)), and the Exercise Price, multiplied by the number of SARs exercised by the Eligible Employee, may be paid to the Eligible Employee the form of cash at the discretion of Compensation Committee. In case the Compensation Committee decides to settle the SARs by allotment of Shares rather than payment of cash, the Eligible Employees shall be allotted the Shares against the SARs granted to them on a 1:1 basis upon payment of Exercise Price.

(e)	The Compensation Committee may re-price the SARs that have not been vested in the manner they deem fit while ensuring such re-pricing is not detrimental to the interest of the Eligible Employees.

(f)	Any such re-pricing shall be communicated by the Compensation Committee to the Eligible Employees in writing.

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5.5	Non transferability

The SARs granted to an Eligible Employee under the terms of this Scheme shall not be sold, pledged, assigned, mortgaged, hypothecated, transferred or alienated in any manner, other than by execution of a will or under Clause 0 in case of death of the Eligible Employee, and may be exercised, during the life time of the Eligible Employee, only by him.

5.6	Dividends

The Eligible Employees shall not be entitled to dividends declared by the Company for the period prior to actual Shares being allotted to him.

5.7	Lapse of SARs

(i)	In the event of termination of the Eligible Employee’s employment with the Company or its Subsidiary or Holding Company for any reason other than death, permanent incapacity, superannuation and cause he may, within 30 days after the date of termination, exercise his vested SARs as on the date of such termination, subject to the Liquidity Event being achieved. The unvested rights of the Eligible Employee as on such date shall lapse.

The number of SARs which have vested with the Eligible Employee and which are not exercised by him within the time specified herein shall lapse.

(ii)	In the event of termination of the Eligible Employee’s employment with the Company or its Subsidiary or Holding Company as a result of his total or permanent disability, all the SARs granted to him till the date of such total or permanent disability shall vest with him immediately. The Eligible Employee shall be entitled to exercise such SARs vested with him within a period of 30 days from the date of such total or permanent disability, subject to the Liquidity Event being achieved. All vested SARs, not exercised within the above specified period, will lapse.

(iii)	In the event of the death of an Eligible Employee during the term of the SAR who is at the time of his death is in the service of the Company or its Subsidiary or Holding Company and who would have been in the service of the Company or its Subsidiary or Holding Company but for his death, all the SARs granted to him shall vest with his legal heirs or the beneficiaries immediately.

The beneficiary/ legal heir of the Eligible Employee under this Scheme shall be entitled to exercise such SARs vested with the Eligible Employee as on the date of his death, and the SARs vested with his legal heirs or the beneficiaries, within a period of 30 days, subject to the Liquidity Event being achieved. All vested SARs, not exercised within the above specified period will lapse.

(iv)	In the event of an Eligible Employee retiring on attaining the retirement age or due to superannuation, all SARs granted to him shall vest immediately. The Eligible Employee shall be entitled to exercise such SARs vested with him within a period of 30 days from the date of such retirement or superannuation, subject to the Liquidity Event being achieved. All vested SARs, not exercised within the above specified period will lapse.

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(v)	In the event of termination of employment of the Eligible Employee by the Company or its Subsidiary or Holding Company for any cause as determined by the Compensation Committee, all the vested SARs and unvested SARs of the Eligible Employee as on the date of such termination shall terminate, and no compensation shall be payable in lieu thereof.

(vi)	In the event of liquidation of the Company or its Subsidiary or Holding Company, all SARs of the respective Eligible Employee shall expire.

6.	Jurisdiction and governing laws

The Scheme shall be subject to the jurisdiction of the Courts of Cyprus and shall be governed by the laws of Cyprus as amended from time to time, unless specifically provided hereunder.

7.	Administration of Scheme and powers of the Compensation Committee

7.1	Compensation Committee

The Scheme will be administered by the Compensation Committee as appointed by the Board.

Any action of the Compensation Committee with respect to the administration of the Scheme shall be taken pursuant to a majority vote of all its members.

7.2	Powers of the Compensation Committee

The Compensation Committee will, inter alia, have the authority to:

(a)	Determine the Eligible Employees.

(b)	Offer SARs to Eligible Employees and determine the date of grant.

(c)	Determine the number of SARs to be granted to an Eligible Employee.

(d)	Construe and interpret this Scheme and any agreements defining the rights and obligations of the Company and Eligible Employees under this Scheme, and prescribe, amend and rescind rules and regulations relating to the administration of the Scheme.

(e)	In relation to SARs granted to Eligible Employees, making any changes to the Exercise Period, Exercise Price, vesting etc, subject to seeking approval of the shareholders, as applicable.

All decisions made by the Compensation Committee or by the Board in the matter referred to above shall be final, conclusive and binding upon all persons including the Company, the Eligible Employee and the shareholders. No members of the Compensation Committee or the Board shall be liable for any action or determination made in good faith with respect to this Scheme or any SARs granted hereunder.

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8.	Effect of bonus issue, rights issue, stock split, merger or other corporate action

In the event of any bonus issue, rights issue, stock split, merger, restructuring or any such event happening subsequent to the grant of SARs, the Compensation Committee shall have the discretion to make appropriate amendments to the Scheme, including changes in the number of SARs, the Exercise Price or floating a new scheme/ extending the application of the existing Scheme or any other fair and just mechanism including acceleration of SARs, if deemed essential, in accordance with law as it deems fit, while striving to ensure that the rights of the Employees are not adversely affected. Any such change (being compensatory in nature) would not be deemed to be a change in the terms of the Scheme. Alternatively, if it is deemed necessary, the Scheme could be substituted by a new Scheme, while ensuring that the rights of the Employees are not adversely affected. In respect of SARs yet to be granted, the Compensation Committee shall make necessary adjustments to Scheme as deemed fit.

9.	Transfer of Shares/ Payment of Cash

9.1	Upon receipt of notice for exercise in respect of any SARs validly exercised by the Employee, the Company or trustees shall within 30 days of receipt of such notice effect transfer to the Employee of such number of fully paid up Shares or cash as determined in terms of the Scheme.

9.2	In case Shares are transferred to an Employee on exercise of SARs, such Shares will rank pari-passu with all other fully paid Shares of the same class, already issued, subject to the Articles of Association of the Company.

9.3	Any Eligible Employee shall not be offered, in any one Financial Year, SARs representing voting rights for 5% or more of the issued capital of the Company at any point of time. Such limit would be suitably enhanced/ increased by the Compensation Committee in case of share split, capital reorganization, etc to protect rights of SAR holders.

10.	Tax withholding

The Eligible Employee shall be liable to any taxes imposed on the grant, holding, exercise or disposal of the SARs/ Shares or cash received under this Scheme, as per the law in force at that time. Unless required by law, the Company or its Holding Company or Subsidiary or trust shall have no liability towards withholding and discharging the necessary taxes as may arise on exercise of SARs to the Eligible Employee. The Company/trust shall not be obliged to transfer any Shares or pay any cash on exercise of SARs unless and until it receives full payment of the Exercise Price (if applicable) and any related withholding obligations (if any), have been satisfied. The Company or its Holding Company or Subsidiary or trust shall be entitled to recover the taxes so levied from the Eligible Employee. All tax liabilities on the disposal of the Shares or receipt of cash on exercise of SARs by the Eligible Employees shall be borne by the Eligible Employee.

11.	Cancellation and reissue of SARS

All SARs that expire or for any reason are lapsed, cancelled, terminated, forfeited, fail to vest, expired or for any other reason are not paid or delivered under this Scheme, will again, be available for subsequent grant under the Scheme by the Compensation Committee in accordance with the provisions of the Scheme or shall be transferred to any subsequent SARs scheme introduced by the Company. Any Shares or cash

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lying with the trust/ Company reserved for the Scheme but not transferred to any Employee under the Scheme may be utilized for subsequent SARs schemes or other award schemes of the Company or in any other manner as deemed appropriate by the Compensation Committee.

12.	Alteration of the Scheme

Apart from the specific powers conferred to the Compensation Committee under other provisions of this Scheme, the Compensation Committee may by resolution revoke, add to or vary all or any of the terms and conditions of the Scheme, including the vesting period, the exercise period and the Exercise Price, or all or any of the rights or obligations of the Eligible Employees or any of them provided that the interest of the Eligible Employees are not, thereby prejudiced.

Such alterations would be made subject to the prior approval of the shareholders. It is clarified that for this purpose, any alteration in the tax liability of the Eligible Employee, as may be necessitated by law, would not be treated as prejudicial to his interests.

Any such amendment shall be communicated by the Compensation Committee to the Eligible Employees in writing.

13.	Dispute

Any disputes or differences of any nature arising under the Scheme shall be referred to the Compensation Committee and its decision shall be final and binding in all respects.

14.	Compliances with law

The terms and conditions of this Scheme are subject to compliance with all the applicable laws, rules and regulations, and to such approvals by any governmental agencies, as may be required in Cyprus. Any claim by the Eligible Employee pursuant to the Scheme shall be subject to the laws of Cyprus.

15.	Other provisions

(a)	Nothing contained in this Scheme (or in any other documents related to this Scheme) will confer upon any Employee, any right to continue in the employment of the Company or its Holding Company or Subsidiary or constitute any agreement of employment, nor will interface in any way with the right of the Company or its Holding Company or Subsidiary to otherwise change such person’s compensation or the benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Scheme or any related document will adversely affect any independent contractual right of such person without the Employee’s consent.

(b)	The Scheme shall not form part of any employment contract between the Company or its Holding Company or Subsidiary and the Employee.

(c)	Any reference to a male Employee shall also be construed as a reference to a female Employee, as the case may be.

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(d)	The Compensation Committee would have the authority to request the Company to issue Shares or remit cash as may be determined under this Scheme on exercise of SARs, directly to Eligible Employees, if at any time it is deemed expedient to do so. In such an event, all references in the Scheme to the trust would be appropriately interpreted or ignored to give effect to such decision.

(e)	The Scheme shall continue in effect unless terminated by the Company on the advice of the Board and after obtaining the approval of the shareholders of the Company.

(f)	Any such termination of the Scheme shall not affect SARs already granted and vested and such vested SARs shall remain in full force and effect as if the Scheme had not been terminated, unless mutually agreed otherwise between the Eligible Employee and the Company, which agreement must be in writing and signed by the Eligible and the Company.

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